Exhibit 99.1

Contacts: Stacey Sullivan, Media Relations	Chris Bremer, Investor Relations
(800) 775-7290	(972) 980-9917

BRINKER INTERNATIONAL REPORTS INCREASE IN FIRST QUARTER FISCAL 2014 EPS

DALLAS (Oct. 23, 2013) – Brinker International, Inc. (NYSE: EAT) today announced results for the fiscal first quarter ended Sept. 25, 2013.

Highlights include the following:

•	Earnings per diluted share, excluding special items, increased 16.2 percent to $0.43 compared to $0.37 for the first quarter of fiscal 2013 (see non-GAAP reconciliation below)

•	On a GAAP basis, earnings per diluted share increased 16.7 percent to $0.42 compared to $0.36 for the first quarter of fiscal 2013

•	Brinker’s operating income, excluding special items,[1] as a percentage of total revenues improved 40 basis points from 6.9 percent to 7.3 percent driven by reduced general and administrative expenses in addition to improved restaurant operating margin[2]

•	Chili’s domestic comparable restaurant sales[3] decreased 1.9 percent for the first quarter consisting of a 1.6 percent decrease for company-owned restaurants and a 2.6 percent decrease for franchised restaurants. Chili’s international franchise comparable restaurant sales increased 2.7 percent

•	Maggiano’s comparable restaurant sales increased 0.6 percent, representing the 15th consecutive quarterly increase

•	For the first three months of fiscal 2014, cash flows provided by operating activities were $55.4 million and capital expenditures totaled $29.8 million

•	The company repurchased approximately 1.6 million shares of its common stock for $66.3 million in the first quarter

•	The company paid a dividend of 20 cents per share in the first quarter, an increase of 25 percent over the prior year first quarter

“Our ability to continue to deliver double-digit earnings growth, even in a softer sales environment, is a testament to the strength of Brinker’s long-term strategy,” said Wyman Roberts, Chief Executive Officer and President.

[1]	Operating income, excluding special items, is defined as Operating income excluding Other gains and charges.
[2]	Restaurant operating margin is defined as Company sales less Cost of sales, Restaurant labor and Restaurant expenses.
[3]	Chili’s domestic comparable restaurant sales is defined as comparable restaurant sales generated from company-owned and franchise operated Chili’s restaurants in the United States.

Table 1: Monthly and Q1 comparable restaurant sales

Q1 14 and Q1 13, company-owned, reported brands and franchise; percentage

	Jul	Aug	Sep	Q1 14	Q1 13
Brinker International	(1.6)	(0.8)	(1.5)	(1.3)	2.6
Chili’s Company-Owned[1]
Comparable Restaurant Sales	(2.0)	(1.1)	(1.7)	(1.6)	2.8
Pricing Impact	1.2	0.9	0.7	0.9	1.4
Mix-Shift	0.1	1.2	1.9	0.9	1.0
Traffic	(3.3)	(3.2)	(4.3)	(3.4)	0.4
Maggiano’s
Comparable Restaurant Sales	0.8	1.1	(0.3)	0.6	0.9
Pricing Impact	0.4	1.4	1.8	0.6	2.6
Mix-Shift	1.0	1.5	2.4	2.1	0.8
Traffic	(0.6)	(1.8)	(4.5)	(2.1)	(2.5)
Franchise[2]				(1.0)	2.9
U.S. Comparable Restaurant Sales				(2.6)	3.7
International Comparable Restaurant Sales				2.7	1.1
Domestic[3]				(1.9)	3.1
System-wide[4]				(1.2)	2.7

[1]	Chili’s company-owned comparable restaurant sales does not include sales generated by the 11 restaurants acquired in Canada in June 2013. Acquired or newly opened restaurants are not included in this calculation until 18 months of operations are completed.
[2]	Revenues generated by franchisees are not included in revenues on the consolidated statements of income; however, we generate royalty revenue and advertising fees based on franchisee revenues, where applicable. We believe including franchisee comparable restaurant sales provides investors information regarding brand performance that is relevant to current operations and may impact future restaurant development.
[3]	Domestic comparable restaurant sales percentages are derived from sales generated by company-owned and franchise operated Chili’s restaurants in the United States.
[4]	System-wide comparable restaurant sales are derived from sales generated by company-owned Chili’s and Maggiano’s restaurants in addition to the sales generated at franchisee operated restaurants.

Quarterly Operating Performance

CHILI’S first quarter company sales increased slightly to $581.6 million from $581.3 million in the prior year primarily due to the acquisition of 11 restaurants in Canada, partially offset by a decrease in comparable restaurant sales due to traffic declines. As compared to the prior year, Chili’s operating margin remained flat. Cost of sales was favorably impacted by mix changes related to the introduction of new menu items, improved waste control and menu pricing, partially offset by unfavorable commodity pricing primarily related to beef and poultry. Restaurant labor was positively impacted by improved labor productivity resulting from the installation of new kitchen equipment, partially offset by increased health insurance expenses related to the severity of claims. Restaurant expense was negatively impacted by higher advertising accruals, workers’ compensation insurance expenses and costs related to new restaurant development.

MAGGIANO’S first quarter company sales of $82.9 million increased 0.6 percent primarily driven by favorable mix and menu pricing. As compared to the prior year, Maggiano’s restaurant operating margin was negatively impacted by training costs associated with the installation of a new point of sale system, workers’ compensation insurance expenses, expenses related to new restaurant development and higher direct marketing expenses. Cost of sales was positively impacted by favorable commodity pricing on seafood and meat as well as increased menu pricing, partially offset by unfavorable mix changes.

FRANCHISE AND OTHER revenues totaled $19.4 million for the quarter, a decrease of 2.0 percent compared to $19.8 million in the prior year driven primarily by lower domestic royalty income. International comparable restaurant sales increased 2.7 percent, while U.S. franchise comparable restaurant sales decreased 2.6 percent. Brinker franchisees generated approximately $389 million in sales1 for the first quarter of fiscal 2014.

[1]	Royalty revenues are recognized based on the sales generated and reported to the company by franchisees.

Other

Depreciation and amortization expense increased $0.5 million for the quarter primarily due to investments in the Chili’s reimage program, kitchen equipment, and software as well as the acquisition of 11 restaurants in Canada, partially offset by an increase in fully depreciated assets.

General and administrative expense decreased $2.9 million primarily due to lower stock-based and other compensation costs and a decrease in professional fees.

Excluding the impact of special items, the effective income tax rate increased to 31.6 percent in the current quarter compared to 31.2 percent in the prior year primarily due to increased earnings and lower tax credits.

Non-GAAP Reconciliation

Brinker believes excluding special items from its financial results provides investors with a clearer perspective of the company’s ongoing operating performance and a more relevant comparison to prior period results. Special items in the first quarter of fiscal 2014 consist primarily of charges associated with closed restaurants.

Table 2: Reconciliation of net income excluding special items

Q1 14 and Q1 13; $ millions and $ per diluted share after-tax

	Q1 14	EPS Q1 14	Q1 13	EPS Q1 13
Net Income	29.2	0.42	27.9	0.36
Other (Gains) and Charges, net of taxes[1]	0.6	0.01	0.2	0.01

Net Income excluding Special Items	29.8	0.43	28.1	0.37

[1]	Pre-tax Other gains and charges was $1.0 million and $0.4 million in the first quarter of fiscal 2014 and 2013, respectively.

Guidance Policy

Brinker provides annual guidance as it relates to comparable restaurant sales, earnings per diluted share, and other key line items in the income statement and will only provide updates if there is a material change versus the original guidance. Consistent with prior practice, management will not discuss intra-period sales or other key operating results not yet reported as the limited data may not accurately reflect the final results of the period or quarter referenced.

Webcast Information

Investors and interested parties are invited to listen to today’s conference call, as management will provide further details of the quarter. The call will broadcast live on the Brinker website (www.brinker.com) at 9 a.m. CDT today (Oct. 23). For those who are unable to listen to the live broadcast, a replay of the call will be available shortly thereafter and will remain on the Brinker website until the end of the day Nov. 20, 2013.

Additional financial information, including statements of income which detail operations excluding special items, franchise and other revenues, and comparable restaurant sales trends by brand, is also available on the Brinker website under the Financial Information section of the Investor tab.

Forward Calendar

•	SEC Form 10-Q for first quarter fiscal 2014 filing on or before Nov. 4, 2013; and

•	Second quarter earnings release, before market opens, Jan. 22, 2014.

About Brinker

Brinker International, Inc. is one of the world’s leading casual dining restaurant companies. Founded in 1975 and based in Dallas, Texas, as of Sept. 25, 2013, Brinker owned, operated, or franchised 1,596 restaurants under the names Chili’s® Grill & Bar (1,552 restaurants) and Maggiano’s Little Italy® (44 restaurants).

Forward-Looking Statements

The statements contained in this release that are not historical facts are forward-looking statements. These forward-looking statements involve risks and uncertainties and, consequently, could be affected by general business and economic conditions, financial and credit market conditions, credit availability, reduced disposable income, the impact of competition, the impact of mergers, acquisitions, divestitures and other strategic transactions, franchisee success, the seasonality of the company’s business, adverse weather conditions, future commodity prices, product availability, fuel and utility costs and availability, terrorists acts, consumer perception of food safety, changes in consumer taste, health epidemics or pandemics, changes in demographic trends, availability of employees, unfavorable publicity, the company’s ability to meet its business strategy plan, acts of God, governmental regulations and inflation.

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BRINKER INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

(Unaudited)

	Thirteen Week Periods Ended
	Sept. 25, 2013	Sept. 26, 2012
Revenues:
Company sales	$664,502	$663,668
Franchise and other revenues (a)	19,422	19,839

Total revenues	683,924	683,507

Operating costs and expenses:
Company restaurants (excluding depreciation and amortization)
Cost of sales	180,658	184,695
Restaurant labor	218,716	218,866
Restaurant expenses	166,954	163,053

Company restaurant expenses	566,328	566,614
Depreciation and amortization	33,156	32,629
General and administrative	34,421	37,273
Other gains and charges	1,006	447

Total operating costs and expenses	634,911	636,963

Operating income	49,013	46,544
Interest expense	7,013	6,889
Other, net	(582)	(797)

Income before provision for income taxes	42,582	40,452
Provision for income taxes	13,370	12,588

Net income	$29,212	$27,864

Basic net income per share	$0.44	$0.38

Diluted net income per share	$0.42	$0.36

Basic weighted average shares outstanding	66,693	73,903

Diluted weighted average shares outstanding	68,802	76,558

(a)	Franchise and other revenues includes royalties, development fees and franchise fees, banquet service charge income, and gift card activity (breakage and discounts).

BRINKER INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

	Sept. 25, 2013	June 26, 2013
ASSETS
Current assets	$189,675	$198,591
Net property and equipment (a)	1,028,079	1,035,815
Total other assets	215,428	218,197

Total assets	$1,433,182	$1,452,603

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current installments of long-term debt	$27,566	$27,596
Current liabilities	339,326	362,615
Long-term debt, less current installments	813,268	780,121
Other liabilities	133,032	132,914
Total shareholders’ equity	119,990	149,357

Total liabilities and shareholders’ equity	$1,433,182	$1,452,603

(a)	At Sept. 25, 2013, the company owned the land and buildings for 189 of the 879 company-owned restaurants. The net book values of the land and buildings associated with these restaurants totaled $141.5 million and $119.1 million, respectively.

BRINKER INTERNATIONAL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Thirteen Week Periods Ended
	Sept. 25, 2013	Sept. 26, 2012
Cash Flows From Operating Activities:
Net income	$29,212	$27,864
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	33,156	32,629
Stock-based compensation	5,000	6,521
Restructure charges and other impairments	640	447
Net loss on disposal of assets	1,199	945
Changes in assets and liabilities	(13,791)	(35,466)

Net cash provided by operating activities	55,416	32,940

Cash Flows from Investing Activities:
Payments for property and equipment	(29,844)	(37,001)
Proceeds from sale of assets	—	649

Net cash used in investing activities	(29,844)	(36,352)

Cash Flows from Financing Activities:
Purchases of treasury stock	(66,301)	(86,331)
Borrowings on revolving credit facility	60,000	90,000
Payments on revolving credit facility	(20,000)	—
Payments of dividends	(15,281)	(12,803)
Excess tax benefits from stock-based compensation	13,924	6,493
Payments on long-term debt	(6,630)	(6,595)
Proceeds from issuances of treasury stock	4,953	17,855

Net cash (used in) provided by financing activities	(29,335)	8,619

Net change in cash and cash equivalents	(3,763)	5,207
Cash and cash equivalents at beginning of period	59,367	59,103

Cash and cash equivalents at end of period	$55,604	$64,310

BRINKER INTERNATIONAL, INC.

RESTAURANT SUMMARY

	First Quarter Net Openings/(Closings) Fiscal 2014	Total Restaurants Sept. 25, 2013	Projected Openings Fiscal 2014
Company-Owned Restaurants:
Chili’s Domestic	2	824	6-8
Chili’s International	—	11	2-4
Maggiano’s	—	44	1-2

	2	879	9-14

Franchise Restaurants:
Chili’s Domestic	—	443	4-5
Chili’s International	3	274	32-35

	3	717	36-40

Total Restaurants:
Chili’s Domestic	2	1,267	10-13
Maggiano’s	—	44	1-2
Chili’s International	3	285	34-39

	5	1,596	45-54

FOR ADDITIONAL INFORMATION, CONTACT:

CHRIS BREMER

INVESTOR RELATIONS

(972) 980-9917

6820 LBJ FREEWAY

DALLAS, TEXAS 75240